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                                                                     Exhibit 4.7

NEWS RELEASE

                                     [LOGO]
                          HARRAH'S ENTERTAINMENT, INC.
                    The Premier Name in Casino Entertainment

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Ralph Berry                                          Charles Atwood
Harrah's Entertainment, Inc.                         (901)762-8852
(901)762-8629
Release # HET 6-98-0102

                  Harrah's Completes Tender Offer for Showboat
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               First Mortgage Bonds and Senior Subordinated Notes
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         MEMPHIS, June 11, 1998 -- Harrah's Entertainment, Inc. (NYSE:HET) today announced the successful completion of the tender offers and consent solicitations for Showboat's $275,000,000 aggregate principal amount of 9 1/4% First Mortgage Bonds due 2008 and $120,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2009. Harrah's accepted all notes validly tendered for payment pursuant to the Offer to Purchase and Consent Solicitation Statement dated May 13, 1998.

         As of 5 p.m. EDT, on June 10, 1998, the expiration date of the tender offers, holders had tendered $218,555,000 aggregate principal amount of First Mortgage Bonds and $117,900,000 aggregate principal amount of Senior Subordinated Notes. The company expects that payments in settlement of the tender offers will be made on June 15, 1998. As a result of the receipt of the requisite consents, Harrah's has eliminated or modified substantially all of the negative covenants, certain events of default, and made other changes to the indentures governing each of the notes.

         Morgan Stanley & Co. Incorporated acted as dealer manager and consent solicitation agent. MacKenzie Partners, Inc. was the information agent for the tender offers and consent solicitations.

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